Exhibit 99.1

Contacts:

Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com

Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com

FBR & Co. Announces Initiation of Cash Dividend

ARLINGTON, VA, June 16, 2015 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”), a leading investment bank serving the middle market, announced that today its Board of Directors approved the declaration of the Company’s first cash dividend to shareholders. The Board declared a quarterly dividend of $0.20 per common share to be paid on August 28, 2015 to all shareholders of record as of the close of business on July 31, 2015.

“Over the last several years, FBR has been among the most active companies in the U.S. repurchasing its own shares,” said Richard J. Hendrix, chairman and chief executive officer. “Since 2010 we have bought back over 50 percent, or 10.4 million, of our outstanding shares, returning capital of over $203 million to shareholders. The addition of this quarterly dividend will supplement our buyback activity, provide an avenue to return capital consistently over time, and more directly reward long-term shareholders within the context of our ongoing capital allocation strategy.”

It is the Company’s expectation that it will maintain a program of paying dividends on a quarterly basis; however, the declaration of dividends in the future is subject to Board approval.

About FBR

FBR & Co. (NASDAQ:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.